MPHASE TO PRESENT AT NATIONAL INVESTMENT BANKING ASSOCIATION CONFERENCE IN NYC ON NOVEMBER 13, 2019

Gaithersburg, MD – November 13, 2019 – mPhase Technologies, Inc. (OTC: XDSL) (“mPhase” or the “Company”) will present at the National Investment Banking Association (NIBA) Conference in New York City today at 10:25 a.m. Eastern Time.

The NIBA conference is a two-day event running from November 12-13, 2019 at The Westin New York at Times Square in New York, NY. Additional information is available on the NIBA website: https://nibanet.org/conferences/niba-november-12-13-2019-new-york-ny-conference

mPhase will be represented by its executive team who will be available for one-on-meetings with interested investors. This is the 147th conference hosted by NIBA, which was founded in 1982 to serve the investment needs of the micro-cap and small-cap investment community. NIBA’s member firms have a 38-year track record of transactions totaling over $17 billion in new capital for emerging growth companies; in addition to a network of more than 8,800 registered representatives with over $78 billion in assets under management.

Update Regarding 1Q 2020 Guidance

The Company is providing guidance that it expects to report between $7.5 million and $8.0 million of revenue and approximately 24% gross profit margin for the three months ended September 30, 2019.

About mPhase Technologies, Inc.

mPhase is a technology driven, innovative development company that creates and commercializes products and applications that impact everyday people. The Company is assembling industry-leading teams specializing in artificial intelligence, machine learning, software, consumer engagement, and other advanced technologies. Additional information can be found at the mPhase website, www.mphasetech.com. Please follow us on twitter: @mPhase_Tech for the latest updates.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Contact:

ir@mphasetech.com